Exhibit 2.1

FIRST AMENDMENT to the

Agreement and plan of merger

This First Amendment to the Agreement and Plan of Merger (this “Amendment”) is made and entered into as of August 25, 2022, by and between CBTX, Inc., a Texas corporation (“CBTX”), and Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”).

Recitals

WHEREAS, CBTX and Allegiance are parties to that certain Agreement and Plan of Merger, dated November 5, 2021 (the “Merger Agreement”), pursuant to which Allegiance will, subject to the terms and conditions set forth therein, merge with and into CBTX (the “Merger”), so that CBTX is the surviving entity in the Merger; and

WHEREAS, CBTX and Allegiance desire to amend and restate Section 8.1(c) of the Merger Agreement to extend the time periods provided therein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.Defined Terms.  All capitalized terms in this Amendment not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.  Unless otherwise specified, all section references in this Amendment refer to sections of the Merger Agreement.
2.Amendment.  Section 8.1(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(c)by either Allegiance or CBTX if the Merger shall not have been consummated on or before November 1, 2022 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, however, that if the conditions to the Closing set forth in Section 7.1(c) or Section 7.1(e) (to the extent related to a Requisite Regulatory Approval) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), the Termination Date will be automatically extended to January 3, 2023, and such date, as so extended, shall be the “Termination Date”;”

3.Effect of Amendment.  Except as otherwise expressly set forth herein, all other terms and conditions of the Merger Agreement remain in full force and effect without modification.  From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

4.Governing Law. This Amendment and the rights and obligations of each of the parties subject to this Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to the laws that might otherwise govern under applicable principles of conflicts of laws.
5.Counterparts.  This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
6. Severability.  Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Amendment shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
7.Additional Miscellaneous Terms.  The provisions of Article IX (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

CBTX, INC.

By: /s/ Robert R. Franklin, Jr.

Name:Robert R. Franklin, Jr.

Title:Chairman, President and

Chief Executive Officer

ALLEGIANCE BANCSHARES, INC.

By:/s/ Steven F. Retzloff

Name:Steven F. Retzloff

Title:Chief Executive Officer